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                              CONSULTING AGREEMENT

This Memorandum of Agreement is made and entered into this 17th day of November, 1999 between MSH Entertainment Corporation, a public company incorporated in Utah ("Company") and King/Fromkin Productions, Inc. ("CONSULTANT"), a private company incorporated in New York, owned 50/50 by Archer King and David Fromkin (collectively the "EXECUTIVES").

WITNESSETH:

WHEREAS, Consultant represents that he has expertise in the area of talent contacts, literary experience, evaluating and packaging of entertainment and literary properties, director, producer and writer relationships and the intricacies of the entertainment business and is ready, willing and able to provide consulting assistance to the Company on the terms and conditions set forth herein; and

WHEREAS, Company, in reliance on Consultant's representations, is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein with regards to motion films and videos of all sorts;

NOW THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

1. SERVICES: Consultant agrees to render services on a non-exclusive basis as a Talent Packaging Consultant and Literary Consultant for Company and Consultant accepts such engagement to provide consultation to Company regarding the entertainment industry, relationships in The literary, theatrical, television and music industry, the development, packaging, production and distribution of motion pictures, Television movies and series.

2. TERMS: Consultant's services as a consultant shall commence The 17th day of November, 1999 and shall continue for a period of One (1) year unless The term is extended by both parties.

3. COMPENSATION: In consideration of the services rendered hereunder, Company agrees to compensate Consultant for serving as a Consultant to the Company as follows:

         a. Executives shall receive One Hundred Thousand (100,000) shares of Company common stock upon the execution of this Agreement. Said shares shall be restricted under SEC Rule 144 and shall be divided equally between the Executives.

         b. One year from the date of signing of this Agreement, based upon performance by Consultant, which shall be deemed to mean that Consultant was directly responsible for arranging for packaging to the Company's acceptance, two (2), or more of Company's projects and/or productions, Consultant shall receive an additional One Hundred Thousand (100,000) shares of Common stock, which shall be issued by Company to Consultant upon the date of renewal of this Agreement.

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         c. For each project Consultant packages to the Company's acceptance,
Consultant shall also serve as the co-producer(s) or co-executive producer(s) of the project and receive a salary for same in accordance with the budget for the project, be it a theatrical motion picture and/or a made-for-television movie and/or made-for-home video project.

         d. "Packaging" shall be defined to mean identifying the literary property, attaching name stars and providing, if requested a director.

         e. For each project accepted by the Company hereunder, individual deal memos shall be negotiated with Consultant on a project-by-project basis outlining salaries, expenses, draws, etc.

4. OTHER SERVICES: Other services to be provided by Consultant, if any, shall be as mutually agreed upon by Company and Consultant and under a separate addendum to this Agreement.

5. INDEPENDENT CONTRACTOR: It is agreed and understood that Consultant's relationship to Company is that of an independent contractor. Accordingly, Consultant shall be responsible for payment of all taxes and insurance to its own employees applicable under existing laws, including but not limited to, social security taxes, and federal, state and city income taxes. Consultant warrants that Consultant will make all necessary payments due appropriate governmental agencies to comply with the foregoing and to indemnify Company against any claims, liabilities, costs or expenses that may arise out of breach of the foregoing.

6. PROFESSIONAL AND WORKMANLIKE MANNER: Consultant agrees to render all services generally and customarily performed in similar capacities in a professional and workmanlike manner in accordance with specifications furnished by Company. Consultant shall promptly comply with all instructions, directions, requests, rules and regulations of Company in connection with Consultant's services to be rendered under this Agreement.

7. OWNERSHIP AND COPYRIGHT: Unless Company and Consultant shall agree to the contrary in a written instrument as described in Paragraph 3. e. above, specifically a deal memo negotiated between the Parties on a project-by-project basis, all right, title and interest in any and all projects including all elements thereof will at all times belong solely and exclusively to Company for use in any manner or media it may make or authorize throughout the world in perpetuity. Similarly, any and all materials, ideas, or other creative or literary property and Consultant's adaptations and arrangements thereof furnished by Consultant hereunder will belong solely and completely to Company for any use it may thereafter see fit and Consultant's services shall be deemed those of an employee for hire for copyright purposes.

8. NON-USE BY COMPANY: Company shall not be obligated to use, develop, implement or act upon any consultation given to Company by Consultant.

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9.  DEATH OR DISABILITY OF CONSULTANT:

         a. In the event of Consultant's death or disability while in the employ of Company, this Agreement and the compensation due to Consultant pursuant to Paragraph 3 hereof shall terminate upon the date of said death or disability and Company shall thereafter be required to make payments only to Consultant or Consultant's estate, as the case may be, for all amounts due to Consultant as compensation for the services rendered hereunder through the date of death or disability to the extent such amounts have accrued but have not been theretofore paid.

         b. Consultant shall be deemed disabled if, Consultant in the opinion of Company, is unable to substantially perform the services required of Consultant hereunder for a period in excess of 21 consecutive days or 21 days during any 90-day period. In such event, Consultant shall be deemed disabled as of such 21st day.

10. CONFIDENTIALITY: Consultant hereby acknowledges that during the term thereof, Company may, from time to time, disclose to Contractor confidential information pertaining to the business and affairs of Company and its clients, including but not limited to, the customer lists and accounts and other similar items indicating the source of income of Company. It is understood that Consultant shall not, at any time during or after the term of this Agreement, disclose to any third party or directly or indirectly make use of any such confidential information, including but not limited to, the names, addresses and telephone numbers of customers of Company other than in connection with, and in furtherance of the business and affairs of Company. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such information, whether made or compiled by, or delivered or made available to, or otherwise obtained by Company, shall be returned by Consultant to Company at the time of the termination of this Agreement or upon any earlier request by Company without Consultant retaining any copies, notes or excerpts thereof.

11. ADDITIONAL INCENTIVE COMPENSATION: Company intends to implement an incentive compensation program for its employees. The incentive compensation program shall include the ability of Company's employees to receive additional shares of Company stock through an ESOP, as well as incentive and non-qualified stock options plans. To the degree possible Consultant may participate in these plans, which shall be over and above the compensation proposed in Paragraph 3(b) above, on the same basis as other employees is subject to the provisions contained in Paragraph 17 hereunder.

12. SERVICES UNIQUE: It is agreed that the services to be rendered by Consultant hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably adequately compensated in damages in an action at law and that a breach by Consultant of any of the provisions contained herein shall cause the Company irreparable injury and damage. Consultant expressly agrees that the Company shall be entitled to injunctive or other equitable relief to prevent a breach thereof. Resort to any such equitable relief shall not be construed as a waiver of any of the rights or remedies which the company may have against Consultant for damages or otherwise.

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13. APPLICABLE LAW AND SEVERABILITY: This document shall, in all respects, be governed by the laws of the State wholly performed within the State of New York. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

14. ATTORNEY'S FEES: In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorney's fees, costs and expenses as may be fixed by the Court.

15. MODIFICATIONS OF AMENDMENTS: No amendment, change or modification of this document shall be valid unless in writing and signed by all of the parties hereto.

16. SUCCESSORS AND ASSIGNS: All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

17. ADDITIONAL PROVISIONS: As an independent contractor, Consultant may consult with Consultant's financial and legal experts concerning the tax ramifications of Consultant receiving stock and options. Company is not responsible for any tax consequences that may be created by Consultant receiving shares and exercising of options. If because of Consultant's status as an independent contractor, Executives cannot qualify for Company's incentive program, then other arrangements shall be instituted whereby Consultant shall be granted shares and options of equivalent value under a separate mutually agreed upon arrangement.

18. ENTIRE AGREEMENT: This document constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representatives are hereby terminated and canceled in their entirety and are of no further force or effect.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.


AGREED AND ACCEPTED


By:  /s/
     --------------------------------
         MSH Entertainment, Inc.

Its: President/CEO
     --------------------------------

Today's Date: 11/30/99
              -----------------------



AGREED AND ACCEPTED


By:  /s/ Archer King
     -----------------------------------------------------
     Archer King, President King/Fromkin Productions, Inc.
     Archer King, Consultant

Social Security Number 08 -1 -3914
                       -----------------------------------

Today's Date: 11/30/99
             ---------------------------------------------



AGREED AND ACCEPTED:


By:  /s/ David Fromkin
     ---------------------------------------
         David Fromkin, Executives

Social Security Number  ###-##-####
                      ----------------------

Today's Date: November 29, 1999
             -------------------------------